Exhibit T3A.6

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 07/14/1995 950158165 - 2524756

CERTIFICATE OF FORMATION

OF

CITIZENS TELECOMMUNICATIONS COMPANY OF TENNESSEE L.L.C.
A LIMITED LIABILITY COMPANY

FIRST: The name of the limited liability company is:

CITIZENS TELECOMMUNICATIONS COMPANY OF TENNESSEE L.L.C.

SECOND: Its registered office in the State of Delaware is to be located at 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent, 19901, and its registered agent at such address THE PRENTICE-HALL CORPORATION SYSTEM, INC.

IN WITNESS WHEREOF, the undersigned, being the individual forming the Company, has executed, signed and acknowledged this Certificate of Formation this fourteenth day of July, A.D. 1995.

/s/ Sharon J. Branscome
Authorized Person